Exhibit 99.1

Conn's, Inc. Reports Record Sales Results for the Quarter Ended
July 31, 2004

   BEAUMONT, Texas--(BUSINESS WIRE)--Aug. 11, 2004--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, home office products, bedding and lawn and garden products, today announced its net sales results for the quarter and six months ended July 31, 2004.
   Net sales for the quarter ended July 31, 2004 increased $16.1 million, or 15.7%, from $102.8 million for the second quarter of fiscal 2004 to $118.9 million for the second quarter of fiscal 2005. Same store sales (sales recorded in stores operated for the entirety of both periods) were up 7.2% for the second quarter. Net sales represent net product sales, delivery charges, service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other will be reported in the Company's quarterly conference call on Aug. 30, 2004.
   Net sales for the six months ended July 31, 2004 increased $28.0 million, or 13.3%, from $209.4 million for the six months ended July 31, 2003 to $237.4 million for the six months ended July 31, 2004. Same store sales (sales recorded in stores operated for the entirety of both periods) were up 5.3% for the same period. Net sales represent net product sales, delivery charges, service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other will be reported in the Company's quarterly conference call on Aug. 30, 2004.
   Thomas J. Frank, chairman and chief executive officer, stated, "While we continued to see strong sales performances for the quarter over a year ago in our primary categories of appliances and air conditioners (up 8.5%) and electronics (up 16.2%), we also experienced significant increases in our track (up 30.6%), bedding (up 94.5%) and lawn and garden (up 41.0%) product categories. We continue to enjoy a nice blend of increases in our primary business and the specialty categories that we have elected to emphasize in our sales promotion programs. The increases in both areas are indicative of the effort that we have placed on sales execution." The Company defines track sales as sales of smaller electronic and appliance items and other "carry out" products that are sold inside a track located within the interior of each store.
   The Company updated its EPS guidance for earnings per diluted share for the quarter ended July 31, 2004 from a range of $0.26 to $0.28 to a range of $0.27 to $0.29 per share. For the year ended Jan. 31, 2005, the Company increased its EPS guidance for earnings per diluted share from a range of $1.21 to $1.25 to a range of $1.23 to $1.26 per share.

   About Conn's, Inc.

   The Company is a specialty retailer currently operating 47 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, LCD and DLP televisions, camcorders, VCRs, DVD players and home theater products. The Company also sells home office equipment, lawn and garden products and bedding, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.
   Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity, or the issuer, in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.
   This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on April 16, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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    CONTACT: Conn's, Inc.
             Thomas J. Frank, 409-832-1696 Ext. 3218